Exhibit 4.1

FIRST COLEBROOK BANCORP, INC.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is the agreement pursuant to which you may subscribe to purchase shares of the common stock of First Colebrook Bancorp, Inc. (the “Company”), par value $1.50 per share (the “common stock”), which are being offered by the Company on the terms described in the Company’s Offering Circular dated April ____, 2016 (the “Offering Circular” and “Offering”). All Agreements should be mailed or hand delivered to the Company at the following address: First Colebrook Bancorp, Inc., 132 Main Street, Colebrook, New Hampshire 03576, Attention: Avis E. Brosseau, Chief Financial Officer.

To:          FIRST COLEBROOK BANCORP, INC.

1.          The undersigned (each of the undersigned is referred to herein individually and collectively as the “Subscriber”) irrevocably subscribes to purchase the number of shares of Company common stock indicated below, at the subscription price of $21.00 per share. The total purchase price for the shares of Company common stock subscribed for in this Agreement (the “Subscription Payment”) has been paid to the Company by the Subscriber, either by means of the Subscriber's enclosed check in the amount of the Subscription Payment, made payable to First Colebrook Bancorp, Inc., or by means of the Subscriber’s wire transfer to the Company of immediately available funds in the amount of the Subscription Payment, using the wire transfer instructions attached to this Agreement. The Subscriber understands that the terms of the Offering require a minimum subscription of 1,191 shares of Company common stock, unless a smaller subscription amount is approved by the Company in its sole discretion.

2.          The Subscriber acknowledges that, under the terms of the Offering, the Company has no obligation to accept subscriptions in the order received and that, in its sole discretion, the Company may accept or reject this subscription, in whole or in part, at any time before the termination of the Company’s Offering of its common stock. If at any time the Company decides to reject this subscription in part, the Company will return to the Subscriber the purchase price for the portion of the subscription that was not accepted. If at any time the Company rejects the entire subscription, the Company will return the Subscriber’s entire Subscription Payment and a copy of the rejected Subscription Agreement directly to the Subscriber, and neither the Company nor the Subscriber will have any further obligation to each other. No interest will be returned with any subscriptions that the Company does not accept in whole or in part.

3.          The Offering has a scheduled initial closing time and date of 5:00 p.m. on September 30, 2016 (the “Initial Closing Date”), but as stated in the Offering Circular, the Company has the right to conduct an earlier initial closing if it has accepted subscriptions for all offered Company common stock prior to the Initial Closing Date, to conduct additional interim closings after the Initial Closing Date, and to extend the final Offering closing date to not later than December 31, 2016 (the "Expiration Date").

4.          As a material inducement to the Company to accept this subscription for the Company’s common stock, the Subscriber hereby makes the following representations and warranties to the Company as of the date of this subscription (and agrees that all of said representations and warranties shall be deemed to have been re-affirmed by the Subscriber as of the close of the Company’s Offering):

(a)          The Subscriber has received and carefully reviewed the Company’s Offering Circular, including but not limited to the section of the Offering Circular entitled “Risk Factors” which summarizes potential risks associated with an investment in the Company’s common stock, and the Subscriber agrees to all of the terms and conditions for subscription set forth in the Offering Circular and in this Agreement.

(b)          No representations have been made in connection with the Offering of the Company’s common stock other than those contained in the Offering Circular, and the Subscriber is not relying upon any information other than that contained in the Offering Circular, or the results of the Subscriber's own independent investigation.

(c)          The Subscriber has the personal knowledge, experience and capacity sufficient to assess the risks associated with an investment in the Company’s common stock, or the Subscriber has access to, has received, or is receiving, professional advice or counsel in connection with this subscription.

(d)          The Subscriber understands that the Company common stock offered by means of the Offering are not required to have the approval of and have not been approved or disapproved by the Federal Reserve Board, Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the New Hampshire Banking Department, or any state securities regulator, and that no such governmental agency has reviewed or passed upon the accuracy or adequacy of the Offering Circular and that any representation to the contrary is unlawful and should be disregarded.

(e)          The offering price for the Company’s common stock was determined by the Company’s Board of Directors. This value may not be indicative of the market value of the common stock or representative of the common stock’s value by any other measure. The Company did not obtain an independent valuation for the purpose of establishing either the total purchase price of the common stock to be sold in the Offering or the per share price of $21.00.

(f)          While the Company’s common stock will be freely transferable by most shareholders, you cannot assume that an active trading market will develop for the common stock upon completion of the Offering. The principal market for shares of the Company’s common stock is the OTCQX U.S. marketplace, which is operated by OTC Markets Group. The OTCQX U.S. marketplace is an electronic inter-dealer quotation system that displays quotes, last-sale prices, and volume information for many OTC equity securities that are not listed on a national securities exchange. Following this Offering, an active trading market for our common stock may not develop or be maintained, and any such market may not be liquid. Accordingly, purchasers may not be able to sell their shares at or above the purchase price. Additionally, the Company intends to limit the number of shareholders of the Company to less than 2,000 in order to avoid being a reporting company under the federal securities laws.

(g)          The Subscriber is a resident of the state indicated below and, if the Subscriber is not an individual, the Subscriber’s principal activities are conducted in the state indicted below.

5.          The following additional terms apply to this subscription:

(a)          The Subscriber agrees to provide such additional information and other documents pertaining to the subscription and ownership of shares of the Company’s common stock as may be reasonably requested by the Company.

(b)          This subscription is not transferable or assignable by the Subscriber without the advance written consent of the Company. The subscription is binding on and shall inure to the benefit of the Company, the Subscriber, and their respective personal representatives, successors, and permitted assigns.

(c)          This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of New Hampshire, as such laws are applied by New Hampshire courts to agreements entered into and to be performed in New Hampshire, without reference to provisions of New Hampshire law pertaining to conflicts of law.

First Colebrook Bancorp, Inc. Subscription Agreement – Common Stock	Page 2

(d)          The Subscriber acknowledges that he or she understands the meaning and legal consequences of the covenants, conditions, representations and warranties included in this Agreement, and agrees to indemnify and hold the Company, its officers, directors and agents harmless from and against any and all loss, damage or liability due to or arising out of any breach of any representation or warranty contained in this Agreement.

6.          The Subscriber certifies that: (A) the number shown on this form is the Subscriber’s correct Taxpayer Identification Number (or the Subscriber is waiting for one to be issued); and (B) the Subscriber is not subject to backup withholding either because the Subscriber has not been notified by the Internal Revenue Service (IRS) that the Subscriber is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified the Subscriber that the Subscriber in no longer subject to backup withholding.

[Remainder of page intentionally blank. Signature page(s) follow.]

First Colebrook Bancorp, Inc. Subscription Agreement – Common Stock	Page 3

First Colebrook Bancorp, inc.

Signature page to subscription agreement

IN WITNESS WHEREOF, each undersigned Subscriber has executed this Subscription Agreement this ____ day of ____________, 2016 and certifies that the information provided herein is true, correct and complete.

Number of shares of Company common stock subscribed for: ____________ (min. purchase of 1,191 Shares)

Dollar Amount subscribed for at $21.00 per Share: _______________________ (min. dollar amount of $25,011)

Please make check payable to “First Colebrook Bancorp, Inc.”

SUBSCRIBER (1)*	SUBSCRIBER (2)*

Signature	Signature

(Print Name or Subscriber)	(Print Name of Subscriber)

(Title of Subscriber, if applicable)*	(Title of Subscriber, if applicable)*

(Street Address)	(Street Address)

(City, State and Zip Code)	(City, State and Zip Code)

(Social Security or Tax Identification No.)	(Social Security or Tax Identification No.)

*Signatures of all parties required. If applicable, indicate capacity of person signing. If shares are to be held in joint ownership, all joint owners must sign this Subscription Agreement, and provide the requested information. If signing as a fiduciary, indicate capacity (i.e. executor, administrator, trustee, guardian, custodian). If an entity, person signing must indicate capacity (i.e., officer, member, partner, etc.).

MANNER IN WHICH TITLE IS TO BE HELD:

☐	Individual	☐	Joint Tenancy With Right of Survivorship*

☐	Trust or Fiduciary Capacity (trust documents must accompany this form)	☐	Tenants-in-Common*

☐	Fiduciary or Custodian for a Minor	☐	Individual Retirement Account

☐	Entity

First Colebrook Bancorp, Inc. Subscription Agreement – Common Stock	Page 4

ACCEPTANCE/NON-ACCEPTANCE BY FIRST COLEBROOK BANCORP, INC.

☐	The Company hereby accepts the foregoing subscription for ______________ shares of Company common stock at $21.00 per share.

☐	The Company does not accept the foregoing subscription in its entirety or for ____________ shares of Company common stock.

FIRST COLEBROOK BANCORP, INC.

By:	Date:	, 2016
Name:
Its:

First Colebrook Bancorp, Inc. Subscription Agreement – Common Stock	Page 5

Subscription Payment Instructions

If you submit your subscription payment by check, your check should be made payable to “First Colebrook Bancorp, Inc.” and sent to the Bank at the following address:

First Colebrook Bancorp, Inc.

132 Main Street

Colebrook, New Hampshire 03576

Attention: Avis E. Brosseau, Chief Financial Officer.

Please note on the check that it is a “Subscription for Regulation A Common Stock Offering”

If you wish to submit your subscription payment by wire transfer, please have your financial institution wire your funds using the following instructions:

Receiving Bank:	Granite Bank 132 Main Street Colebrook, New Hampshire 03576
Receiving Bank ABA Number:	011701314
Beneficiary Name & Address:	First Colebrook Bancorp, Inc. 132 Main Street Colebrook, New Hampshire 03576
Beneficiary Account Number:	205338
Transaction Identifier:	Subscription for Regulation A Common Stock Offering

First Colebrook Bancorp, Inc. Subscription Agreement – Common Stock	Page 6